Exhibit (i)

STEADFAST ALCENTRA GLOBAL CREDIT FUND

INDEPENDENT TRUSTEES COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1. PURPOSE. The purpose of this Steadfast Alcentra Global Credit Fund Independent Trustees Compensation Plan (the “Plan”) is to attract, retain and compensate highly qualified individuals who are not employees of Steadfast Alcentra Global Credit Fund (the “Fund”) or any of its subsidiaries or affiliates (the “Independent Trustees”) for service as members of its Board of Trustees (the “Board”) by providing them with competitive compensation.

1.2. ELIGIBILITY. Independent Trustees of the Fund who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Base Annual Compensation” means the annual compensation (excluding Meeting Fees) payable by the Fund to an Independent Trustee pursuant to Section 4.1 hereof for service as a trustee of the Fund (i.e., excluding any Supplemental Annual Compensation), as such amount may be changed from time to time.

“Eligible Participant” means any person who is an Independent Trustee on the Plan Effective Date or becomes an Independent Trustee while this Plan is in effect; except that during any period a trustee is prohibited from participating in the Plan by his or her employer or otherwise waives participation in the Plan, such trustee shall not be an Eligible Participant.

“Meeting Fees” means fees for attending a meeting of the Board or one of its committees as set forth in Section 4.3 hereof.

“Plan” means this Steadfast Alcentra Global Credit Fund Independent Trustees Compensation Plan, as amended from time to time.

“Plan Effective Date” has the meaning set forth in Section 6.3 of the Plan.

“Plan Year(s)” means the fiscal year of the Fund; provided that the first Plan Year shall begin on the Plan Effective Date and extend until December 31 of that year.

“Supplemental Annual Compensation” means the annual compensation (excluding Meeting Fees) payable by the Fund to an Eligible Participant pursuant to Section 4.2 hereof for service as the chair of the Audit Committee of the Board, as such amount may be changed from time to time.

ARTICLE 3

ADMINISTRATION

3.1. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned, including the Fund, its shareholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

3.2. RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Fund, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Fund or the Board in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Fund’s Declaration of Trust, as may be amended from time to time, or otherwise.

ARTICLE 4

COMPENSATION, MEETING FEES AND EXPENSES

4.1. BASE ANNUAL COMPENSATION. Each Eligible Participant shall be paid the Base Annual Compensation for service as a trustee during each Plan Year. The amount of the Base Annual Compensation shall be established from time to time by the Board. Until changed by the Board, the Base Annual Compensation for a full Plan Year shall be $45,000. The Base Annual Compensation shall be payable in equal quarterly installments, within 30 days after the end of each quarter, beginning on the date of the annual shareholders meeting; provided, however, that for the first Plan Year, the first installment shall begin within 30 days of the end of the first quarter following the Plan Effective Date and be prorated based on the number of full months in such quarter after the Plan Effective Date and, provided, further, that for purposes of this Article 4, the month in which the Plan Effective Date occurs shall be considered a “full month.” Each person who first becomes an Eligible Participant on a date other than the Plan Effective Date shall be paid compensation equal to the quarterly installment of the Base Annual Compensation for the first quarter of eligibility, based on the number of full months he or she serves as an Independent Trustee during such quarter.

4.2. AUDIT COMMITTEE CHAIRPERSON SUPPLEMENTAL ANNUAL COMPENSATION. The chairperson of the Audit Committee of the Board shall be paid a Supplemental Annual Compensation for his or her service as such chairperson during a Plan Year, payable at the same time as installments of the Base Annual Compensation are paid. The amount of the Supplemental Annual Compensation for the chairperson of the Audit Committee shall be established from time to time by the Board. Until changed by the Board, the Supplemental Annual Compensation for a full Plan Year for the chairperson of the Audit Committee shall be $10,000. A pro rata Supplemental Annual Compensation will be paid to any Eligible Participant who becomes the chairperson of the Audit Committee of the Board on a date other than the beginning of a Plan Year, based on the number of full months he or she serves as a chairperson of the Audit Committee of the Board during the Plan Year. Payment of such prorated Supplemental Annual Compensation shall begin on the date that the person first becomes chairperson of the Audit Committee, and shall resume on a quarterly basis thereafter.

2

4.3. MEETING FEES. Each Eligible Participant shall be paid Meeting Fees for attending meetings of the Board or its committees. The amount of the Meeting Fees shall be established from time to time by the Board. Until changed by the Board, the Meeting Fee for attending a meeting of the Board in person shall be $2,500 and the Meeting Fee for attending a meeting of a committee of the Board in person as a committee member shall be $1,500. Until changed by the Board, the Meeting Fee for participation in a telephonic meeting of the Board or a committee of the Board as a committee member, provided that minutes are kept at such telephonic meeting, shall be $1,000. The maximum aggregate Meeting Fees that an Eligible Participant may receive for any one set of meetings attended within a 48-hour period is $4,000. The Fund will also pay each Eligible Participant who serves on the valuation committee an annual Meeting Fees of $15,000, pro-rated for a partial term, subject to such the Eligible Participant attending at least 75% of all scheduled valuation committee meetings during the Fund’s fiscal year. Meeting Fees shall be payable at the same time as installments of the Base Annual Compensation are paid.

4.4. TRAVEL EXPENSE REIMBURSEMENT. All Eligible Participants shall be reimbursed for reasonable travel expenses in connection with attendance at meetings of the Board and its committees, or other Fund functions at which the Chief Executive Officer or Chair of the Board requests the Independent Trustee to participate. Notwithstanding the foregoing, the Fund’s reimbursement obligations pursuant to this Section 4.4 shall be limited to expenses incurred during such trustee’s service as an Independent Trustee. Such payments will be made within 30 days after delivery of the Eligible Participant’s written requests for payment, accompanied by such evidence of expenses incurred as the Fund may reasonably require, but in no event later than the last day of the Eligible Participant’s tax year following the tax year in which the expense was incurred. The amount reimbursable in any one tax year shall not affect the amount reimbursable in any other tax year. Eligible Participants’ right to reimbursement pursuant to this Section 5.4 shall not be subject to liquidation or exchange for another benefit.

ARTICLE 5

AMENDMENT, MODIFICATION AND TERMINATION

5.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, require shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an exchange, then such amendment shall be subject to shareholder approval; and provided, further, that the Board may condition any other amendment or modification on the approval of shareholders of the Fund for any reason.

ARTICLE 6

GENERAL PROVISIONS

6.1. DURATION OF THE PLAN. The Plan shall remain in effect until terminated by the Board.

6.2. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Fund.

6.3. PLAN EFFECTIVE DATE. The Plan originally became effective on March 23, 2017 (the “Plan Effective Date”).

*****

3

The foregoing is hereby acknowledged as being the Steadfast Alcentra Global Credit Fund Independent Trustees Compensation Plan as adopted by the Board.

STEADFAST ALCENTRA GLOBAL CREDIT FUND

By:	/s/ Christopher Hilbert
Name: Christopher Hilbert
Title: Chief Executive Officer

4